Exhibit 10.1

STANDSTILL AGREEMENT
This Standstill Agreement, dated as of February 16, 2018 (this “Agreement”), is by and among Avid Technology, Inc., a Delaware corporation (the “Company”) and Cove Street Capital, LLC (together with its Affiliates, the “Investor”). The Investor and the Company shall each be referred to herein as a “Party” and shall collectively be referred to herein as the “Parties.”
In consideration of, and reliance upon, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Board Representation and Board Matters. Each Party agrees that:
(a)Prior to the time the Company files with the Securities and Exchange Commission (the “SEC”) its definitive proxy statement with respect to the annual meeting of stockholders of the Company to be held in 2018 (the “2018 Annual Meeting,” and such proxy statement, the “2018 Proxy Statement”)), the Board of Directors of the Company (the “Board’“) shall take such actions as are necessary to increase the size of the Board by one (1) directorship and shall appoint Daniel B. Silvers (“Mr. Silvers” or the “Designee”) as a Class III director to fill the vacancy so created, to serve for a term expiring at the annual meeting of stockholders of the Company to be held in 2020. The Company’s obligation under this Section 1(a) is conditioned on the Board’s Nominating and Governance Committee’s completion, to its reasonable satisfaction with the results, of its review of the Designee, including a satisfactory background check.

(b)Upon his election, the Designee will be offered the opportunity to become a member of the Strategy Committee of the Board. Consistent with usual Board practice applied to all Board members, upon serving on the Board for one year the Designee will be considered for assignment to either the Compensation Committee or Nominating and Governance Committee of the Board; provided, that once the Designee is appointed to any Board committee(s), the Designee, subject to satisfying the Company’s governance policies in effect as of the date hereof and from time to time (to the extent any changes in the Company’s governance policies are not, and could not reasonably be construed to have been, implemented for the purpose of removing the Designee from a committee) and applicable law and the rules and regulations of the NASDAQ (or any other securities exchange on which the Company’s securities are then traded) as in effect from time to time, shall continue to have the right to serve on such committee(s) for so long as he serves on the Board.  The Investor acknowledges that if the Board determines in its good faith judgment that the Designee no longer satisfies the Company’s governance policies, applicable law or the rules and regulations of the NASDAQ (or any other securities exchange on which the Company’s securities are then traded), as in effect from time to time, the Board shall have the discretion to remove the Designee from any committee(s) of the Board on which the Designee is then serving, so long as (i) the treatment of the Designee is not inconsistent with the treatment of the other directors and (ii) any changes in the Company’s governance policies are not, and could not reasonably be construed to have been, implemented for the purpose of removing the Designee from a committee(s).

(c)The Investor shall, and shall cause its Affiliates to, immediately cease all communication efforts, direct or indirect, in furtherance of any potential efforts to influence the management and policies of the Company.

(d)If the Designee is not appointed pursuant to Section 1(a) hereof, or resigns (other than a resignation described in the definition of Standstill Period under Section 18) or is otherwise unable to serve as director (other than as a result of removal or resignation pursuant to Section 1(f) hereof), the Company and the Investor shall select a replacement director, mutually acceptable to the Company and the Investor, which acceptance shall not be unreasonably withheld.

(e)The Investor agrees that neither it nor any of its Affiliates (i) will pay any compensation to the Designee (including any replacement director Designee selected pursuant to Section 1(d)) regarding the Designee’s service on the Board or any committee thereof or (ii) will have any agreement, arrangement or understanding, written or oral, with the Designee (including any replacement director Designee selected pursuant to Section 1(d)) regarding the Designee’s service on the Board or any committee thereof (including without limitation pursuant to which the Designee will be compensated for his service as a director on the Board or any committee thereof).

(f)lf (i) either the Investor materially breaches its commitments or obligations under this Agreement, including its acknowledgement and agreement hereunder that the Designee will not share confidential information relating to the Company with the Investor or any of its principals, directors, members, general partners, officers, other employees or attorney, or the Designee materially breaches his commitments or obligations under the letter agreement between the Designee and the Company entered into on the date hereof, upon written notice from the Company (specifying the relevant facts), or (ii) at any time prior to the expiration of the Standstill Period a Qualifying Disposition occurs, then, upon or immediately following the Company’s notice of such material breach or the occurrence of such Qualifying Disposition, as applicable, the Investor agrees that the Designee (or his replacement director selected pursuant to Section 1(d)) shall promptly tender his resignation from the Board, and the provisions of Sections 1(a), 1(b) and 1(d) shall terminate with respect to Mr. Silvers, except that if such material breach can be cured and is cured within the time period set forth in the immediately following sentence. The Investor shall have fifteen (15) business days after the date of such written notice within which to cure its material breach and this Section 1(f) shall not apply in the event of such cure.

2.Proxy Solicitation Materials. The Company agrees that the 2018 Proxy Statement and all other solicitation materials to be delivered to stockholders in connection with the 2018 Annual Meeting will be prepared in accordance with, and in a manner consistent with the intent and purpose of, this Agreement.  The Company will provide the Investor with a true and complete copy of any portion of the 2018 Proxy Statement or other “soliciting materials” (as used in Rule 14a-6 promulgated under the Exchange Act) with respect to the 2018 Annual Meeting, in each case that refer to the Investor, the Designee or this Agreement, at least two business days before filing such materials with the SEC in order to permit the Investor a reasonable opportunity to review and comment on such portions, and will consider in good faith any comment received from the Investor and its counsel relating to such portions. Except as required by applicable law, the Company will use the same or substantially similar language, or any summary thereof that is agreed upon for the foregoing filings, in all other filings with the SEC that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement. The Investor will promptly provide all information relating to the Designee and other information to the extent required under applicable law to be included in the 2018 Proxy Statement and any other soliciting materials (as such term is used in Rule 14a-6 promulgated under the Exchange Act) to be filed with the SEC or delivered to stockholders of the Company in connection with the 2018 Annual Meeting. The 2018 Proxy Statement and other soliciting materials will contain the same type of information and manner of presentation concerning the Designee as provided for the Company’s other independent director nominees.

3.Standstill. Except with the prior written consent of the Company, at all times during the Standstill Period (as defined below in Section 18), the Investor agrees not to, directly or indirectly, and will cause each of its Affiliates (as defined in Section 18) and its principals, directors, general partners, officers, employees and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, with respect to the Company:

(a)engage in any “solicitation”(as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents, other than soliciting proxies on behalf of the Company in accordance with the recommendation of the Board;

(b)knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c)form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investor with respect to Voting Securities now or hereafter owned by them;

(d)make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (it being understood that the foregoing shall not restrict the Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this Section;

(e)other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through any swap or hedging transaction or otherwise, any security of the Company or any right decoupled from such underlying security held by the Investor to any Person that would knowingly result in such Person, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 10% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Person who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 10% or more of the shares of the Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(f)enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investor, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(g)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of. or recommend the nomination of. any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) conduct a referendum of stockholders;

(h)make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(i)seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make any request for stock list materials or other books and records of the Company under Section 220 or the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(j)except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (iv) exercising statutory appraisal rights;

(l)assist, encourage or solicit, or enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investor is prohibited from taking pursuant to this Section 3;

(m)make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal; or

(n)otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict any director of the Company, including the Designee, from exercising his or her rights and fiduciary duties as a director of the Company.

4.Non-Disparagement. During the Standstill Period, the Investor agrees that neither it nor any of its partners, officers, directors, managers or employees shall, and the Investor shall cause each of its Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing, any statement or announcement that disparages, the Company, its partners, officers, directors or employees.  During the Standstill Period, neither the Company nor any of its officers or directors shall make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that disparages, the Investor, its Affiliates, officers, directors or employees; provided that nothing herein shall be deemed to prevent either the Investor or the Company from complying with its respective disclosure obligations under applicable law or the rules and regulations of the NASDAQ (or any other securities exchange on which the Company’s securities are traded).

5.Voting. Notwithstanding anything in this Agreement to the contrary, until the end of the Standstill Period, the Investor agrees to cause all Voting Securities with respect to which it has any voting authority, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting to be present for quorum purposes and to be voted at all such Stockholders Meetings or at any adjournment or postponement thereof:

(a)for all existing directors nominated by the Board for election at such Stockholders Meeting;

(b)against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting or action by consent; and

(c)in accordance with any recommendation of the Board on any proposal or other business set forth on Exhibit A hereto.

6.Press Release; SEC Filings. As soon as practicable on or after the date hereof, the Company shall issue a press release, a copy of which is attached hereto as Exhibit B (the “Press Release”). Additionally, no later than four (4) business days following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K. The Investor will promptly, but in no case prior to the date of public release of the Press Release by the Company, prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment will be consistent with the Press Release and the terms of this Agreement. The Investor will provide the Company with a reasonable opportunity to review the 13D Amendment prior to filing, and will consider in good faith any changes proposed by the Company solely with respect to Items 4 and 6 thereof. Except as required by law or the rules of any stock exchange or with the prior written consent of the Company, the Investor agrees not to (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement (including “on background” or “off the record” to members of the media) with respect to the negotiations or discussions that led to this Agreement, this Agreement or the actions contemplated hereby.

7.Representations and Warranties of each Party. Each of the Company and the Investor represents and warrants to the other Party that:

(a)Such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)This Agreement will not result in a violation of any term or condition of any agreement to which such Party is party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

8.Representations and Warranties of the Investor. The Investor represents and warrants that, as of the date hereof:

(a)It beneficially owns (collectively with its Affiliates) 6,155,089 shares of Common Stock.

(b)It (collectively with its Affiliates) has an economic exposure to, including without limitation, through derivative transactions, an aggregate of 6,155,089 shares of Common Stock.

(c)Except for such ownership or exposure, neither the Investor nor any of its Affiliates has any other direct or indirect beneficial ownership (as defined in Section 18) of, and/or economic exposure to (including through “short sales” or hedging transactions), any Voting Securities or rights or options to acquire or sell any Voting Securities.

(d)It acknowledges and agrees that it will not seek confidential information relating to the Company and further acknowledges that the Designee is not permitted to share confidential information relating to the Company with the Investor or any of its principals, directors, members, general partners, officers, other employees or attorneys.

(e)It acknowledges that it and its Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

9.Miscellaneous. Each Party recognizes and agrees that if for any reason any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other remedy the other Party may be entitled to at law or equity, the other Party is entitled to an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware or, if that court lacks subject matter jurisdiction, the United States District Court for the District of Delaware (collectively, the “Chosen Courts’’). THIS AGREEMENT IS GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

If any action is brought in equity to enforce any provision of this Agreement, no Party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each Party:
(a)consents to submit itself to the personal jurisdiction of the Chosen Courts if any dispute arises out of this Agreement or the transactions contemplated hereby;

(b)agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court;

(c)agrees that it will not bring any action relating to this Agreement or the transactions contemplated thereby in any court other than the Chosen Courts and each Party irrevocably waives any right to trial by jury;

(d)agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief;

(e)irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law; and

(f)WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

10.No Waiver. Any waiver by any Party of a breach of any provision of this Agreement does not operate as, nor is construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions is not a waiver and does not deprive that Party of the right thereafter to insist upon strict adherence to that or any other term of this Agreement.

11.Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

12.Notice. All notices, consents, requests, instructions, approvals or other communications provided for herein and all legal process with regard hereto will be in writing and will be deemed validly given, made or served, if:

(a)Given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address below.

(b)Or if given by any other means, when actually received during normal business hours at the applicable address specified as follows:

(i) if to the Company:

Avid Technology, Inc.
75 Network Drive
Burlington, MA 01903
Attn: Corporate Secretary
Email: avid.Secretary@avid.com

(ii) with a copy, which will not constitute notice, to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Attn: David B.H. Martin and David H. Engvall
Telephone: (202) 662-6000
Email: dmartin@cov.com and dengvall@cov.com

(iii) or if to the Investor:

Cove Street Capital, LLC
2101 East El Segundo Boulevard, Suite 302
El Segundo, CA 90245
Attn: Merihan Tynan
Telephone: (424) 221-5897
Email: mtynan@covestreetcapital.com

(iv) with a copy, which will not constitute notice, to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Andrew Freedman
Telephone: (212) 451-2250
E-mail: afreedman@olshanlaw.com

13.Severability. If at any time after the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision has no force or effect, but the illegality or unenforceability of such provision has no effect on the legality or enforceability of any other provision of this Agreement.

14.Counterparts. This Agreement may be executed in counterparts, which together will constitute a single agreement.

15.Successors and Assigns. This Agreement is not assignable by any Party but is binding on any successor of such Party.

16.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

17.Expiration of Standstill Period. Except as provided in this Section 17, upon the expiration of the Standstill Period in accordance with Section 18 hereof, this Agreement immediately and automatically terminates in its entirety and no Party has any further right or obligation under this Agreement. Further, following any such termination of the Agreement, Investor agrees and acknowledges that (i) the Designee may not share confidential information relating to the Company with the Investor, any of its directors, officers, other employees or attorneys, and (ii) United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

18.Interpretation and Construction. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that each Party has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and any and all drafts relating thereto exchanged among the Parties is deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference only and do not affect in any way the meaning or interpretation of this Agreement.

Other Definitions. As used in this Agreement:
(a)“Affiliate” has the meaning in Rule 12b-2, promulgated by the SEC under the Exchange Act.

(b)“Beneficial owner,” “beneficially own” or “beneficial ownership” and terms of like import have their respective meanings in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that if a person is the Receiving Party to a Derivative Contract with respect to any shares of Common Stock or other Voting Securities, such person shall be deemed to be the “beneficial owner” of the Notional Number of shares of Common Stock or other Voting Securities, as applicable, with respect to such Derivatives Contract.

(c)“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Voting Securities or shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Number”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock or other Voting Securities. For the avoidance of doubt, interests in broad based index options, broad based index futures and broad based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

(d)“Person” means any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(e)“Qualifying Disposition” will be deemed to have occurred at such time as the number of shares of Common Stock beneficially owned by the Investor, collectively with its Affiliates, is less than five percent (5%) of the outstanding Common Stock (all items as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(f)“Standstill Period” means the period from the date hereof until the earlier of (x) the end of the initial term for which the Designee is appointed (or such longer period as the Designee (or any replacement director Designee selected pursuant to Section 1(d) hereof) continues to serve on the Board), (y) the date that is ten (10) calendar days prior to the deadline for the submission of shareholder nominations for the annual meeting of stockholders of the Company to be held in 2019, but only in the event that the Designee has tendered his resignation as a director on or before such date and such resignation is due to a disagreement with the Board that has been set forth in writing, and (z) five (5) business days after such date, if any, that the Investor provides written notice to the Company (specifying the relevant facts) that the Company has materially breached any of its commitments or obligations under this Agreement; provided, that clause (y) shall not apply if the material breach is capable of being cured and is cured to the reasonable satisfaction of the Investor within fifteen (15) business days of the date of the Investor’s written notice specifying such material breach.

(g)“Third Party” means any Person that is not a Party or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any Party.

(h)“Voting Securities” means the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and all other securities of the Company entitled to vote in the election of directors.

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

AVID TECHNOLOGY INC.

By: /s/ Jason Duva

Name: Jason Duva
Title: SVP & General Counsel

COVE STREET CAPITAL, LLC

By:    /s/ Jeffrey Bronchick___

Name: Jeffrey Bronchick, CFA
Title: Principal, Portfolio Manager

Exhibit A

1.    Advisory approval of the Company’s executive compensation.

2.    To approve, by a non-binding advisory vote, the selection of BDO USA, LLP as our independent registered public accounting firm for the company’s fiscal year ending December 31, 2018.

3.    To approve an amendment to the Company’s stock incentive plan to increase the number of shares of Common Stock authorized for issuance under such plan, provided such amendment has received a favorable recommendation from either ISS or Glass Lewis.

Exhibit B
Press Release
AVID BOARD TO ADD DANIEL SILVERS AS NEW INDEPENDENT DIRECTOR

BURLINGTON, Mass., Feb. 20, 2018 - Avid Technology, Inc. (Nasdaq: AVID) ("Avid" or the "Company"), a leading global media technology provider for the creation, distribution and monetization of media assets for global media organizations, enterprise users and individual creative professionals, today announced that it would add a new independent director, Daniel B. Silvers, Managing Member of Matthews Lane Capital Partners LLC, to the Company’s Board of Directors. The Board is expected to elect Mr. Silvers at its next regularly scheduled meeting on March 8, 2018. The decision to add Mr. Silvers resulted from a thorough review process by the Company’s Nominating and Governance Committee and discussions with key shareholders, including Cove Street Capital, LLC (“Cove Street Capital”). To allow for this appointment, the Board will increase its size to nine directors.

Louis Hernandez, Jr., Chairman and Chief Executive Officer of Avid stated, “Dan will bring extensive Board experience to our company. With our strategic transformation complete, we are positioned to capitalize on our strong market position to generate profitable growth. We believe that Dan’s experience and skills will complement the strong mix of experience and skills held by the existing Board members.”

“Our Board routinely evaluates its composition to ensure it encompasses a wide range of appropriate skills and expertise to provide increased value to shareholders,” continued Mr. Hernandez. “We value the constructive discussions regarding the Board makeup with Cove Street Capital and are pleased to welcome Dan to our Board.”

Mr. Silvers stated, “I am honored to join Avid’s Board. I look forward to the opportunity to work closely with my new colleagues on the Board and management team to support Avid’s further growth. I am confident in the Board’s ability to work closely to realize the full potential of the company.”

“The addition of Dan to the Avid Board will undoubtedly bring a fresh perspective,” said Jeffrey Bronchick, Portfolio Manager and founder of Cove Street. “We appreciate the collaboration and relationship we have had with Avid. We believe Avid has outstanding value creation opportunities in the coming months and years.”

In connection with the Board’s decision to elect Mr. Silvers, Avid entered into a Standstill Agreement with Cove Street Capital, LLC. Under this agreement, Cove Street Capital may not, during a standstill period described below, engage in certain activities, including, without limitation, soliciting proxies, acting in concert with third parties, seeking to effect or facilitate an acquisition of Avid, calling a special meeting, initiating or encouraging litigation against Avid, or making certain public statements or disclosures. The standstill period is the duration of the initial term for which Mr. Silvers is appointed (and such longer period as Mr. Silvers continues to serve on the Board), except that the standstill period will end ten days prior to the deadline for the submission of shareholder nominations for the annual meeting of Avid’s stockholders in 2019, if Mr. Silvers has tendered his resignation on or before such date and such resignation is due to a disagreement with the Avid Board that has been set forth in writing. The agreement also requires Cove Street Capital, during the same period, to vote its shares of Avid stock for director candidates nominated by Avid and in accordance with the Board’s recommendations on specified other matters. Further details on the standstill agreement will be contained in a current report on Form 8-K to be filed by Avid.

About Daniel B. Silvers

Daniel Silvers is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He serves as Chief Executive Officer and a Director of Leisure Acquisition Corp. He serves as Chief Strategy Officer of Inspired Entertainment, Inc. He also currently serves as Lead Independent Director on the board of directors of PICO Holdings, Inc. He has previously served on the boards of directors of International Game Technology, Universal

Health Services, Inc., bwin.party digital entertainment plc, Forestar Group, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp., as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors' "A New Generation of Board Leadership: Directors Under Age 40" list of emerging corporate directors.

About Avid

Through Avid Everywhere®, Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid's preeminent customer community uses Avid's comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid's industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe™, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

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